                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER



                                   DATED AS OF



                                 APRIL 14, 2004



                                  BY AND AMONG



                                TOM BROWN, INC.,



                               ENCANA CORPORATION



                                       AND



                           PLAZA ACQUISITION II CORP.

                                TABLE OF CONTENTS

                                                                                                       PAGE
ARTICLE I DEFINITIONS....................................................................................2

     SECTION 1.01.         Certain Defined Terms.........................................................2
     SECTION 1.02.         Cross-References.............................................................12

ARTICLE II THE OFFER....................................................................................14

     SECTION 2.01.         The Offer....................................................................14
     SECTION 2.02.         Company Actions..............................................................16
     SECTION 2.03.         Board Representation.........................................................17

ARTICLE III MERGER; CONVERSION OF SECURITIES............................................................19

     SECTION 3.01.         The Merger...................................................................19
     SECTION 3.02.         Certificate of Incorporation.................................................19
     SECTION 3.03.         Bylaws.......................................................................19
     SECTION 3.04.         Directors and Officers.......................................................20
     SECTION 3.05.         Additional Actions...........................................................20
     SECTION 3.06.         Conversion of Shares.........................................................20
     SECTION 3.07.         Surrender and Payment........................................................21
     SECTION 3.08.         Company Stock Options........................................................23
     SECTION 3.09.         Dissenting Shares............................................................24
     SECTION 3.10.         Adjustments..................................................................24
     SECTION 3.11.         Withholding Rights...........................................................24
     SECTION 3.12.         Lost Certificates............................................................24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................25

     SECTION 4.01.         Corporate Existence and Power................................................25
     SECTION 4.02.         Corporate Authorization; Organizational Documents; and
                           Minute Books.................................................................25
     SECTION 4.03.         Governmental Authorization...................................................26
     SECTION 4.04.         Non-Contravention............................................................26
     SECTION 4.05.         Capitalization...............................................................26
     SECTION 4.06.         Subsidiaries.................................................................28
     SECTION 4.07.         SEC Reports; Disclosure Controls and Procedures..............................29
     SECTION 4.08.         Financial Statements; Undisclosed Liabilities................................30
     SECTION 4.09.         Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9................31
     SECTION 4.10.         Absence of Certain Changes...................................................32
     SECTION 4.11.         Litigation...................................................................32

     SECTION 4.12.         Employee Benefit Plans; Employee Relations...................................32
     SECTION 4.13.         Taxes........................................................................34
     SECTION 4.14.         Finders and Investment Bankers...............................................36
     SECTION 4.15.         Opinion of Financial Advisor.................................................37
     SECTION 4.16.         Vote Required................................................................37
     SECTION 4.17.         Anti-takeover Plan; State Takeover Statutes..................................37
     SECTION 4.18.         Environmental Matters........................................................38
     SECTION 4.19.         Real Property; Ownership of Premises.........................................39
     SECTION 4.20.         Compliance with Laws; Government Approvals...................................40
     SECTION 4.21.         Insurance....................................................................40
     SECTION 4.22.         Absence of Sensitive Payments................................................40
     SECTION 4.23.         Contracts....................................................................41
     SECTION 4.24.         Regulation as a Utility......................................................42
     SECTION 4.25.         Intellectual Property........................................................42
     SECTION 4.26.         Hedging; Hydrocarbon Sales and Balancing.....................................43
     SECTION 4.27.         Agreements with Regulatory Agencies..........................................43
     SECTION 4.28.         Ryder Scott Report...........................................................43
     SECTION 4.29.         Status and Operation of Oil and Gas Properties...............................44

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT......................................................45

     SECTION 5.01.         Corporate Existence and Power................................................45
     SECTION 5.02.         Corporate Authorization......................................................46
     SECTION 5.03.         Governmental Authorization...................................................46
     SECTION 5.04.         Non-Contravention............................................................46
     SECTION 5.05.         Disclosure Documents.........................................................47
     SECTION 5.06.         Financing....................................................................47
     SECTION 5.07.         No Ownership of Shares.......................................................48

ARTICLE VI COVENANTS....................................................................................48

     SECTION 6.01.         Conduct of the Company.......................................................48
     SECTION 6.02.         Access to Information........................................................52
     SECTION 6.03.         No Solicitation..............................................................52
     SECTION 6.04.         Notices of Certain Events; Consultation......................................55
     SECTION 6.05.         Merger Subsidiary; Actions by Parent.........................................55
     SECTION 6.06.         Director and Officer Liability...............................................56
     SECTION 6.07.         Employee Benefits............................................................56
     SECTION 6.08.         Taxes........................................................................57
     SECTION 6.09.         Meeting of the Company's Stockholders........................................57
     SECTION 6.10.         Proxy Statement..............................................................58
     SECTION 6.11.         Commercially Reasonable Efforts..............................................58
     SECTION 6.12.         Public Announcements.........................................................58
     SECTION 6.13.         Customer Notifications.......................................................59
     SECTION 6.14.         Defense of Litigation........................................................59

     SECTION 6.15.         Anti Takeover Plan; State Takeover Statutes..................................59
     SECTION 6.16.         Further Assurances...........................................................59
     SECTION 6.17.         Filings; Other Actions.......................................................59

ARTICLE VII CONDITIONS TO THE MERGER....................................................................60

     SECTION 7.01.         Conditions to the Obligations of Each Party..................................60

ARTICLE VIII TERMINATION................................................................................60

     SECTION 8.01.         Termination..................................................................60
     SECTION 8.02.         Effect of Termination........................................................63

ARTICLE IX MISCELLANEOUS................................................................................64

     SECTION 9.01.         Notices......................................................................64
     SECTION 9.02.         Survival of Representations and Warranties and Agreements....................65
     SECTION 9.03.         Amendments; No Waivers.......................................................65
     SECTION 9.04.         Fees and Expenses............................................................65
     SECTION 9.05.         Successors and Assigns.......................................................66
     SECTION 9.06.         GOVERNING LAW................................................................67
     SECTION 9.07.         Jurisdiction.................................................................67
     SECTION 9.08.         Counterparts; Effectiveness..................................................67
     SECTION 9.09.         Entire Agreement.............................................................67
     SECTION 9.10.         Headings.....................................................................67
     SECTION 9.11.         Severability.................................................................67
     SECTION 9.12.         Waiver of Jury Trial.........................................................67
     SECTION 9.13.         Limitations on Warranties....................................................68
     SECTION 9.14.         Specific Performance.........................................................68


Annex A  Tender Offer Conditions

                         AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2004 (the "Agreement"), by and among TOM BROWN, INC., a Delaware corporation (the "Company"), ENCANA CORPORATION, a Canadian corporation ("Parent"), and PLAZA ACQUISITION II CORP., a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Merger Subsidiary").

                  WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

                  WHEREAS, Parent proposes to cause Merger Subsidiary to make a tender offer to purchase all of the issued and outstanding shares of common stock, par value $.10 per share, of the Company (the "Common Shares"), including associated rights ("Rights") to purchase preferred shares issued pursuant to the Company Rights Agreement (as defined below) (the Common Shares, together with the Rights, are hereinafter referred to individually as a "Share" and collectively as, the "Shares"), upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the "Offer").

                  WHEREAS, after acquiring the Shares pursuant to the Offer, Merger Subsidiary will merge with and into the Company (the "Merger"), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except as otherwise provided herein, will be converted into the right to receive the Offer Price (as defined below).

                  WHEREAS, the Board of Directors of the Company has unanimously
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to the terms and conditions contained herein, agreed to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits, Annexes and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit, Annex or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms have the following meanings:

                  "Acceptance Date" means the first date on which the Merger Subsidiary purchases any Shares pursuant to the Offer.

                  "Acquisition Proposal" means any contract, proposal, offer or indication of interest (other than by Parent or one of its Affiliates) (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) the acquisition (including any lease, long-term supply agreement, mortgage, pledge or other arrangement having similar economic effect) in any manner, directly or indirectly, of any business or assets of the Company or any of its Subsidiaries (including the capital stock of (or other ownership interest in) any Subsidiary of the Company) (collectively, the "Company Assets") that generated 15% or more of the Company's consolidated net revenues or net income or that constitute more than 15% of the Company's Assets, (ii) a direct or indirect purchase of Shares and any other capital stock of (or ownership interest in) the Company (the "Company Securities") in a single transaction or series of related transactions representing 15% or more of the voting power of the capital stock of (or other ownership interest in) the Company or any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any Company Securities in connection with any acquisition by the Company or any of its Subsidiaries or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Company, in each case other than the transactions contemplated by this Agreement.

                  "Adverse Market Change" means any general suspension of trading in, or limitation on prices for, securities on the NYSE, any declaration of a banking moratorium by any Governmental Entity or any general suspension of payments in respect of banks in the United States or Canada that regularly participate in the United States and/or Canada market in loans to large corporations, any material limitation by any Governmental Entity in the United States or Canada that materially affects the extension of credit generally by banks or other lending institutions in the United States or Canada that regularly participate in market in loans to large corporations, any commencement of a war involving the United States or Canada, any commencement of war involving the United States or Canada or any commencement of armed hostilities or other national or international calamity, including a significant terrorist attack or similar event, involving the United States or Canada that has a material adverse effect on bank syndication or financial markets in the United States or Canada or, in the case of any of the foregoing occurrences existing on or at the time of commencement of the Offer, a material acceleration or worsening thereof.

                  "Affiliate" (whether or not capitalized) means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Annual Meeting Proxy Statement" means the definitive proxy statement on Schedule 14A filed by the Company prior to the date of this Agreement with the SEC in respect of its 2004 annual meeting.

                  "Board of Directors" means, with respect to any Person, the board of directors of such Person.

                  "Business Day" means any day, other than Saturday, Sunday or a United States or Canadian federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that for purposes of Article II, "Business Day" as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

                  "Bylaws" means, with respect to any Person, the by-laws of such Person in effect on the date hereof unless the context otherwise requires.

                  "Certificate of Incorporation" means, with respect to any Person, the certificate of incorporation or articles of amalgamation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

                  "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

                  "Company Disclosure Letter" means the disclosure letter from the Company to Parent, dated the date hereof.

                  "Company Credit Facility" means the Global Credit Facility, dated June 27, 2003, between the Company and the other parties named therein, as amended through the date hereof.

                  "Company Indenture" means the First Supplemental Indenture, dated June 27, 2003, between the Company, Tom Brown Resources Funding Corp. and U.S. Bank National Association, as Trustee, as amended through the date hereof.

                  "Company Material Adverse Effect" means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that in no event shall any of the following constitute a Company Material Adverse Effect:
(i) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants), (ii) any change or effect that affects the oil and gas exploration and development industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally) (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants, and exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas), (iii) any change in the trading prices or trading volume of the Company's capital stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (iv) any failure by the Company to meet any published revenue or earnings projections (but not any change or effect underlying such failure to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (v) any change or effect resulting from the announcement or pendency of this Agreement, the Offer, the Merger or the other transactions contemplated hereby, or (vi) any change or effect resulting from a change in the laws applicable to the Company or any of its Subsidiaries.

                  "Company Option Plans" means the Company's 1989 Stock Option Plan (the "1989 Plan"), 1993 Stock Option Plan (the "1993 Plan"), 1999 Long Term Incentive Plan (the "1999 Plan") and 2003 Stock Option Plan (the "2003 Plan").

                  "Company Rights Agreement" means the First Amended and Restated Rights Agreement, dated March 1, 2001, between the Company and EquiServe Trust Company, N.A., as rights agent.

                  "Competition Act" means the Competition Act (Canada).

                  "Derivative Transactions" means any hedge transaction, swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, put or call transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including Hydrocarbons), bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any Company Stock Options.

                  "DGCL" means the Delaware General Corporation Law.

                  "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Canadian Environmental Assessment Act, S.C. 1992, c. 37, the Canadian Environmental Protection Act, 1999, S.C. 1999, c. 33, the Fisheries Act, R.S.C. 1985, c. 22, as any of the above statutes have been or may be amended through the Acceptance Date, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state, provincial or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, Orders, and decrees relating to Environmental Matters.

                  "Environmental Matter" means any responsibility, duty, obligation or liability arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation or emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

                  "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act and Competition Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Parent.

                  "facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, airplanes and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

                  "Good and Marketable Title" means title that, except for the Permitted Encumbrances: (i) is free and clear of all defects, burdens and Liens;
(ii) in the case of Leases located in the United States, is deducible of record from the records of the applicable county or (A) in the case of federal Leases, from the records of the applicable office of the Bureau of Land Management, (B) in the case of Indian Leases and mineral development agreements, from the applicable office of the Bureau of Indian Affairs or applicable tribal records,
(C) in the case of state Leases, from the records of the applicable state land office, or (D) is assignable to or by the Company or a Subsidiary out of an interest of record (as so defined) by satisfying the conditions required to earn an enforceable right to such assignment; and (iii) in the case of Leases located in Canada, is deducible from the books and records of the Company or its Subsidiaries.

                  "Governmental Entity" means any foreign, federal, state, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, including tribal bodies, or any official thereof.

                  "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "Hydrocarbons" means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous.

                  "Initial Outside Date" means August 15, 2004.

                  "JPMorgan" means J. P. Morgan Chase & Co.

                  "Knowledge" means the knowledge of the executive officers of the Company and/or its Subsidiaries and such other individuals as are identified in Section 1.01 of the Company Disclosure Letter.

                  "law" means any federal, state, local or foreign law, statute, rule, administrative order, decree, regulation or ordinance, including all decisions of courts having the effect of law in each such jurisdiction in effect as of or after the date hereof.

                  "Lease" means a Hydrocarbon lease or license, permit or other similar agreement or right permitting the owner thereof to explore for, develop, use, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time.

                  "Lien" means, with respect to any asset or right, any mortgage, lien, pledge, claim, charge, security interest, conditional sale agreement, title exception, encumbrance, option, right of first offer or refusal, easement, servitude, transfer restriction or any other right of another to or adverse claim of any kind in respect of such asset or right, including under any stockholder agreement.

                  "NYSE" means the New York Stock Exchange.

                  "Offer Price" means $48.00 per Share net to the seller in cash, without interest, or, if increased pursuant to Section 2.01(e), such higher price per Share.

                  "Oil and Gas Contracts" means any farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement relating to the Oil and Gas Interests, any oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other contract affecting the ownership or operation of any of the properties comprising the Oil and Gas Interests or the disposition of the Hydrocarbons produced therefrom.

                  "Oil and Gas Interests" means: (a) the interests of the Company or any of its Subsidiaries in the Oil and Gas Properties and wells located thereon, together with the interests of the Company or any of its Subsidiaries in and to all property and rights incident thereto, including all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Property being a part thereof, all production from the pool or unit allocated to any such Oil and Gas Property and all interests in any wells within the pool or unit associated with the Oil and Gas Properties; and (b) the interests of the Company or any of its Subsidiaries in and to all of the personal property, facilities, fixtures and improvements on such Oil and Gas Properties or appurtenant thereto or used, held or obtained in connection with the Oil and Gas Properties or the production, treatment, sale or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto (whether located on or off the Oil and Gas Properties) including all interests in equipment and machinery, (including wells, well equipment and machinery, casing, tanks, boilers, generators) oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, gathering systems, crude oil, condensate or other production in storage or in pipelines, flow lines, tubing, motors, and field separators), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, and all other tenements, hereditaments, improvements and appurtenances thereunto belonging, including in the case of clauses (a) and (b), any option to lease any such interests. Oil and Gas Interests shall be deemed to include all direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, including the Oil and Gas Properties and other nonworking interests and nonoperating interests, the Surface Rights and all of the Company's or any Subsidiary's interests and rights with respect to Hydrocarbons and other minerals or revenues therefrom.

                  "Oil and Gas Properties" means any Hydrocarbon or other mineral fee estate, mineral interest, severed mineral estate, Lease, royalty or overriding royalty interest, net profits interest, production payment, license, concession, permit or other interest in Hydrocarbons or other minerals in which the Company or any of its Subsidiaries holds an interest.

                  "Option Consideration" means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option.

                  "Order" means any award, decision, injunction, arbitration award, decree, stipulation, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Entity or arbitrator.

                  "Parent Material Adverse Effect" means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of Parent and Merger Subsidiary, taken as a whole, or on the ability of Parent or Merger Subsidiary to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

                  "Permitted Encumbrances" means with respect to any property or asset, including the Oil and Gas Interests, any and all of the following:

                           (a) consents to assignment and similar contractual
provisions affecting such property or asset with respect to which consents are obtained from appropriate parties, or, in the case of consents of Governmental Entities, if such consents are customarily obtained subsequent to a sale or conveyance;

                           (b) preferential rights to purchase and similar
contractual provisions affecting such property or asset with respect to which waivers are obtained from the appropriate parties or the appropriate time period has expired without an exercise of the rights;

                           (c) rights reserved to or vested in a Governmental
Entity having jurisdiction to control or regulate such property or asset in any manner whatsoever and all laws of such Governmental Entities;

                           (d) easements, rights-of-way, permits, licenses,
servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset that do not materially affect or impair the ownership, use or operation of such property or asset;

                           (e) liens for current Taxes or assessments not yet
delinquent;

                           (f) liens of operators relating to obligations not
yet delinquent;

                           (g) any (i) undetermined or inchoate liens or charges
constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such property or asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) statutory materialman's, mechanics', repairmans', employees', contractors' or other similar liens or charges relating to obligations not yet delinquent;

                           (h) the terms and conditions of the instruments
creating such property or asset (including all oil and gas leases) and all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production (in each case) that do not operate to reduce the net revenue interest (referred to herein as "NRI") for such property or asset (if any) set forth in the Ryder Scott Report or increase the working interest (referred to herein as "WI") for such property or asset (if any) set forth in the Ryder Scott Report, without a corresponding increase in the corresponding NRI;

                           (i) defects and irregularities that do not,
individually or in the aggregate, result in a Company Material Adverse Effect;

                           (j) production sales contracts; division orders;
contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, (in each case) to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) except in connection with actions taken by the Surviving Corporation or its Subsidiaries after the Effective Time, do not operate to reduce the NRI for such property or asset (if any) set forth in the Ryder Scott Report or increase the WI for such property or asset (if any) set forth in the Ryder Scott Report Letter, without a corresponding increase in the corresponding NRI; and

                           (k) all defects and irregularities affecting such
property or asset that do not operate to reduce the NRI for such property or asset (if any) set forth in the Ryder Scott Report or increase the WI for such property or asset (if any) set forth in the Ryder Scott Report, without a corresponding increase in the corresponding NRI, and do not otherwise interfere materially with the operation, value or use of such property or asset.

                  "Person" (whether or not capitalized) means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any Governmental Entity, or any agency or political subdivision thereof.

                  "Petrie Parkman" means Petrie Parkman & Company Co., Inc.

                  "Proceeding" means any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

                  "Representatives" means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

                  "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                  "Subsidiary" means, with respect to any Person, each entity as to which such Person directly or indirectly owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions.

                  "Superior Proposal" means a bona fide Acquisition Proposal made by a third party for at least a majority of the voting power of the Company's then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, if the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than those contemplated by this Agreement (taking into account any adjustments to the terms and conditions of this Agreement, the Offer or the Merger offered in writing by Parent, and any amounts payable pursuant to
Section 9.04(b) by the Company), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed, and (iv) which was not made in violation of any standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

                  "Surface Rights" means any and all surface rights, estates and interests associated with the Oil and Gas Properties and the facilities.

                  "Tax" or "Taxes" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges and assessments (including any interest, fines, deficiencies, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

                  "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

                  The term "threatened" when used with respect to a claim, Proceeding, dispute, action, or other matter means if any demand or statement has been made (orally or in writing) or any notice has been received (orally or in writing) or if any other event has occurred or any other circumstance exists, that would lead a director or officer of a company comparable to the Company to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                  "$" means United States of America dollars.

                           SECTION 1.02. Cross-References. The following terms
shall have the meanings ascribed thereto in the Section set forth opposite such term:

1989 Plan .......................................................................................1.01
1993 Plan .......................................................................................1.01
1999 Plan .......................................................................................1.01
2003 Plan .......................................................................................1.01
Agreement....................................................................................Recitals
Benefit Plans.................................................................................4.12(a)
Certificate of Merger.........................................................................3.01(b)
Certificates..................................................................................3.07(b)
Commissioner..................................................................................Annex A
Common Shares................................................................................Recitals
Company......................................................................................Recitals
Company Assets...................................................................................1.01
Company Disclosure Documents..................................................................4.09(a)
Company Intellectual Property.................................................................4.25(a)
Company Material Contract.....................................................................4.23(a)
Company Permits...............................................................................4.20(b)
Company Regulatory Agreement.....................................................................4.27
Company Reports...............................................................................4.07(a)
Company Securities...............................................................................1.01
Company Stock Option..........................................................................3.08(a)
Company Subsidiary Securities.................................................................4.06(b)
Confidentiality Agreement........................................................................6.02
Delaware Secretary of State...................................................................3.01(b)
Disbursing Agent..............................................................................3.07(a)
Dissenting Shares.............................................................................3.09(a)
Effective Time................................................................................3.01(b)
Environmental Permits.........................................................................4.18(b)
ERISA.........................................................................................4.12(a)
Exchange Fund.................................................................................3.07(a)
FERC..........................................................................................4.24(b)
GAAP..........................................................................................4.08(a)
Intellectual Property.........................................................................4.25(a)
Independent Directors.........................................................................2.03(b)

IRS...........................................................................................4.12(b)
Lease Summary.................................................................................4.19(d)
Legal Actions....................................................................................4.11
Liabilities...................................................................................4.08(b)
Merger.......................................................................................Recitals
Merger Consideration..........................................................................3.06(b)
Merger Subsidiary............................................................................Recitals
Minimum Condition ............................................................................Annex A
Negotiation Period............................................................................8.01(f)
NGPA..........................................................................................4.24(b)
NRI..............................................................................................1.01
NOLs..........................................................................................4.13(n)
Offer........................................................................................Recitals
Offer Documents...............................................................................2.01(b)
Parent.......................................................................................Recitals
Payment..........................................................................................4.22
PBGC..........................................................................................4.12(b)
Plaza Acquisition................................................................................5.02
Post-Signing Returns..........................................................................6.08(i)
Preferred Stock...............................................................................4.05(a)
Proxy Statement...............................................................................4.09(a)
Rights.......................................................................................Recitals
Ryder Scott Report...............................................................................4.28
Sauer Sale....................................................................................6.01(c)
Schedule 14D-9................................................................................2.02(b)
Schedule TO...................................................................................2.01(b)
Section 16....................................................................................3.08(b)
Share or Shares..............................................................................Recitals
Stockholders Meeting.............................................................................6.09
Subsequent Period.............................................................................2.01(c)
Surviving Bylaws.................................................................................3.03
Surviving Charter................................................................................3.02
Surviving Corporation.........................................................................3.01(a)
Tax Sharing Agreements........................................................................4.13(f)
Trigger Event.................................................................................3.08(a)
WI...............................................................................................1.01
WARN Act......................................................................................4.12(i)

                                   ARTICLE II

                                    THE OFFER

                  SECTION 2.01. The Offer.

                  (a) Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than ten Business Days, after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that Parent and Merger Subsidiary may waive any of the conditions to the Offer (other than the Minimum Condition, which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, no change may be made to the form of consideration to be paid, no decrease in the Offer Price or the number of Shares sought in the Offer may be made, no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made and neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 2.01(c).

                  (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the "Schedule TO"), which shall comply in all material respects with the provisions of applicable federal securities laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the "Offer Documents"). The Parent and the Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. In conducting the Offer, the Parent and the Merger Subsidiary shall comply in all material respects with the provisions of the Exchange Act and any other applicable laws necessary to be complied with in connection with the Offer. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.01. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Merger Subsidiary agree to provide the Company, and to consult with the Company and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and any responses thereto. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the

Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by law.

                  (c) The initial scheduled expiration date of the Offer shall be 20 Business Days after the date of its commencement. Notwithstanding the foregoing, Parent and Merger Subsidiary shall have the right to extend the Offer
(i) from time to time if, at any scheduled expiration date of the Offer, any of the conditions to the Offer set forth in Annex A shall not have been satisfied or waived, until such conditions are satisfied or waived; provided that if any of the conditions to the Offer are not satisfied or waived on any scheduled or extended expiration date of the Offer, Parent and Merger Subsidiary shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied prior to ten Business Days following the initial scheduled expiration date of the Offer; provided further that if the conditions set forth in clauses
(x) or (y) of the first sentence of Annex A hereto are not satisfied or waived or the condition set forth in clause (z) of Annex A is not satisfied or waived as a result of the occurrence of any of the events described in subparagraphs
(b) or (g) thereon on any scheduled expiration date of the Offer, Parent and Merger Subsidiary shall extend the Offer at the request of the Company (but in no event shall Parent and Merger Subsidiary be obligated to extend expiration of the Offer pursuant to this clause (i) beyond August 15, 2004), (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, (iii) on one or more occasions (all such occasions aggregating not more than ten Business Days) beyond the latest expiration that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, all of the conditions to Merger Subsidiary's obligations to accept for payment Shares are satisfied or waived, but the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully diluted basis; provided, however, that Parent's decision to extend the Offer in the case of this clause (iii) shall constitute a waiver of the conditions set forth in clauses (d) and (f) on Annex A and of its right to terminate the Agreement under Sections 8.01(b), (d), (j) or (k), (iv) on up to two occasions (for a period not to exceed ten Business Days on each occasion) if an Adverse Market Change shall have occurred and be continuing on the initial or any extended expiration date of the Offer, and (v) for one or more subsequent offering periods of up to an additional 20 Business Days in the aggregate (collectively, the "Subsequent Period") pursuant to Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Subsidiary shall also have the right to extend the Offer in accordance with Section 8.01(f).

                  (d) Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the expiration thereof; provided that Merger Subsidiary shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period. Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

                  (e) The Offer Price may be increased by the Parent without the consent of the Company, in which case the Offer shall be extended, without the consent of the Company, as required by applicable law.

                  SECTION 2.02. Company Actions.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger provided that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 6.03, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement and (vi) take all necessary steps to render Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary and the acquisition of Shares pursuant to the Offer. The Company further represents that JPMorgan has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than Parent and Merger Subsidiary) in the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.02(a), subject to the Company's rights to withdraw, modify or amend its recommendation in accordance with the provisions of Section
6.03 and represents that it has obtained all necessary consents to permit the inclusion of the fairness opinion of JPMorgan in the Schedule 14D-9 and the Proxy Statement. The Company hereby represents and warrants that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.

                  (b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the "Schedule 14D-9") that shall reflect, subject to the provisions of Section 6.03, the recommendation of the Company's Board of Directors referred to above, and shall disseminate the
Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as practicable). The Company agrees to provide Parent, and to consult with Parent and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-promptly after receipt thereof and any responses thereto. Each of the Company, the Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable laws.

                  (c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

                  SECTION 2.03. Board Representation.

                  (a) Subject to applicable law and to the extent permitted by the NYSE, promptly upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the number of Shares outstanding. The Company shall take all actions necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the size of the Board of Directors and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board of Directors of the Company in order to satisfy the NYSE listing requirements). Subject to applicable law and to the extent permitted by the NYSE, the Company shall cause individuals designated by Parent to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 2.03(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of

Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 2.03(a) and shall include in the
Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

                  (b) Notwithstanding the provisions of Section 2.03(a), following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the Company shall use its commercially reasonable efforts to cause its Board of Directors to have at least two directors who are directors on the date hereof and who are not employed by the Company and who are not Affiliates, stockholders or employees of Parent or any of its Subsidiaries (the "Independent Directors"); provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten Business Days, and further provided that if no such Independent Director is appointed in such time period, Parent shall designate such Independent Director(s), provided further that if no Independent Director then remains, the other directors shall designate two Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. In all cases, the selection of any Independent Directors who are not directors on the date hereof shall be subject to the approval of Parent, not to be unreasonably withheld or delayed.

                  (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Subsidiary under this Agreement or any other action by the Company's Board of Directors under or in connection with this Agreement. The Independent Directors shall have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors and in connection herewith the Independent Directors shall be authorized, on behalf of and at the expense of the Company, to retain one law firm and other advisors.

                                   ARTICLE III

                        MERGER; CONVERSION OF SECURITIES

                  SECTION 3.01. The Merger.

                  (a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

                  (b) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the "Effective Time").

                  (c) Notwithstanding anything herein to the contrary, in the event that Merger Subsidiary shall acquire at least 90% of the outstanding Shares, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the DGCL as promptly as practicable.

                  (d) The Merger shall have the effects specified under the DGCL. As of the Effective Time, the Company shall be a direct or indirect wholly owned subsidiary of Parent.

                  SECTION 3.02. Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the "Surviving Charter"), until amended as provided in the Surviving Charter or by applicable law.

                  SECTION 3.03. Bylaws. The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the "Surviving Bylaws"), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable law.

                  SECTION 3.04. Directors and Officers.

                  (a) The Company shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

                  (b) The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

                  SECTION 3.05. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                  SECTION 3.06. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

                  (a) each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be cancelled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

                  (b) each issued and outstanding Share other than (i) Shares referred to in Section 3.06(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the "Merger Consideration"). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

                  (c) each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  SECTION 3.07. Surrender and Payment.

                  (a) Prior to the Effective Time, Merger Subsidiary shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the Shares. Prior to the Effective Time, Merger Subsidiary will enter into a disbursing agent agreement with the Disbursing Agent, and Parent shall cause Merger Subsidiary to deposit with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.06(b) to holders of Shares (such amounts being hereinafter referred to as the "Exchange Fund") prior to the time such payments are to be made by the Disbursing Agent. For purposes of determining the amount to be so deposited, Merger Subsidiary shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. The Disbursing Agent shall invest the Exchange Fund as directed by Merger Subsidiary; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.06(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.06(b) shall be promptly paid to Parent. Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, promptly replenish the Exchange Fund to the extent of any investment losses.

                  (b) Merger Subsidiary shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in any event no later than the fifth Business Day thereafter, to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), and whose Shares were converted into the right to receive Merger Consideration pursuant to
Section 3.06(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that

Certificate, less any required withholding of Taxes, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

                  (c) If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  (d) Until surrendered in accordance with the provisions of this Section 3.07, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

                  (e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

                  (f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand. At any time more than nine months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar law.

                  SECTION 3.08. Company Stock Options.

                  (a) The Company represents and warrants that each option to acquire Shares granted under any Company Option Plan (each, a "Company Stock Option") that is not fully vested and exercisable and that is outstanding immediately prior to the occurrence of the consummation of the Offer (the "Trigger Event") shall automatically become fully vested and exercisable immediately prior to the Trigger Event pursuant to the terms of the Company Option Plans without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option. On the Acceptance Date, each outstanding Company Stock Option, without any action on the part of Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be cancelled and shall solely represent the right to receive an amount in cash, without interest, equal to (a) the Option Consideration multiplied by (b) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Trigger Event. The Company covenants and agrees that on or prior to the Acceptance Date it shall take all requisite action, if any, necessary to effect the preceding sentence. Any payment made pursuant to this Section 3.08(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax laws and (iii) any other applicable laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. The Company shall make the payments in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.08(a) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $500,000, in which event payment shall be made by wire transfer of immediate available funds upon receipt by the Company of written payment instructions from the relevant option holder. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company's payment obligation under this Section 3.08(a) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following the payments described in this
Section 3.08(a), each Company Stock Option shall be cancelled and, after all outstanding Company Stock Options have been cancelled, all Company Option Plans shall be terminated.

                  (b) Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors of Parent, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company (if any) for purposes of Section 16 under the Exchange Act ("Section 16") of Shares or Company Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                  SECTION 3.09. Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.09, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

                  (b) The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

                  SECTION 3.10. Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

                  SECTION 3.11. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

                  SECTION 3.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to Parent that:

                  SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.02. Corporate Authorization; Organizational Documents; and Minute Books.

                  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate power and authority and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action (including the unanimous vote of the Board of Directors of the Company) on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                  (b) The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its Subsidiaries.

                  (c) The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Boards of Directors of the Company and each of its Subsidiaries held since January 1, 2001.

                  SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by, or filing with or notification to, any Governmental Entity, other than (i) as set forth in
Section 4.03 of the Company Disclosure Letter, (ii) the filing of appropriate merger documents in accordance with the DGCL, (iii) compliance with any applicable requirements of the HSR Act, the Competition Act, the Exchange Act, the Securities Act and any applicable state securities or "blue sky" laws, (iv) consents, authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of interests in Oil and Gas Properties and (v) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a material effect on the ongoing value, business or operations of the Company and its Subsidiaries, taken as a whole.

                  SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, or other organizational documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, conflict with or result in a violation or breach of any provision of any material law or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective material assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change any material right or obligation or give rise to a right of acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, or under any provision of any agreement or other instrument to which the Company is a party or that is binding upon the Company or any of its Subsidiaries or their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except with respect to clauses (iii) and (iv) as set forth in Section 4.04 of the Company Disclosure Letter and except for any occurrences or results referred to in clauses (iii) and (iv) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.05. Capitalization.

                  (a) The authorized capital stock of the Company consists of
(i) 55,000,000 Common Shares and (ii) 2,500,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"); provided that the Company's Certificate of Incorporation may be amended prior to the Effective Time to increase the number of authorized Common Shares to 100,000,000 Common Shares. As of the close of business on April 13, 2004, 46,141,755 Common Shares were issued and outstanding, no Common Shares were held by the Company, 203,380 Common Shares were reserved for issuance under the 1989 Plan, 2,369,409 Common Shares were reserved for issuance under the 1993 Plan, 1,715,338 Common Shares were reserved for issuance under the 1999 Plan, 1,800,000 Common Shares were reserved for issuance under the 2003 Plan and no shares of Preferred Stock were issued and outstanding.

                  (b) The Company has made available to Parent correct and complete copies of all Company Option Plans and all forms of options issued under those Company Option Plans. Section 4.05 of the Company Disclosure Letter sets forth a correct and complete list in all material respects of the following information, as of the date hereof with respect to the Company Stock Options:
(i) the number of Shares subject to outstanding Company Stock Options; and (ii) the weighted average exercise price of all outstanding Company Stock Options. All Company Stock Options which are subject to vesting will vest or accelerate as a result of the consummation of the Offer without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option. As of the date hereof, except as set forth in Section 4.05 of the Company Disclosure Letter, there are no options for, or other rights to purchase, any shares of capital stock of the Company.

                  (c) All of the outstanding shares of capital stock of the Company have been, and all Common Shares that may be issued pursuant to the exercise of Company Stock Options or under the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and non-assessable, and have not been (and will not be) issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or By-laws of the Company, or any contract to which the Company is a party or by which its properties or assets are bound.

                  (d) Since December 31, 2003, except as permitted pursuant to
Section 6.01(e)(i)(y), no shares of capital stock have been issued by the Company except pursuant to Company Stock Options and for which shares are adequately reserved as described above.

                  (e) Except for the Company Stock Options outstanding as of the date hereof or that may be issued in compliance with Section 6.01(e)(i)(y) and except as set forth in Section 4.05 of the Company Disclosure Letter, there are no (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote or (v) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Common Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any securities listed in clauses (i), (ii), (iii) and (iv) of the preceding sentence.

                  (f) There are no voting trusts, proxies or similar agreements or understandings to which the Company or any Subsidiary is a party or to which any of them are bound with respect to the voting of any shares of capital stock of the Company or any Subsidiary and there are no contractual obligations or commitments of any character to which the Company or any Subsidiary is a party restricting the transfer of any shares of capital stock of the Company or any Subsidiary except pursuant to restricted stock awards under Benefit Plans.

                  (g) There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries.

                  (h) Section 4.05 of the Company Disclosure Letter sets forth as of the close of business on the Business Day immediately preceding the date hereof (i) the aggregate principal amount of all indebtedness of the Company and its Subsidiaries and (ii) the principal amount of each instrument of indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $10.0 million, including its existing line of credit and outstanding debt securities. With respect to each such instrument of indebtedness for borrowed money of the Company or any of its Subsidiaries, no condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default or breach in any material respect by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party or parties thereto under any such instrument of indebtedness, other than (x) with respect to any default or breach that occurs upon and as a result of the consummation of the Offer pursuant to the terms of the Company Credit Facility and (y) the Company's obligation to make a "Change of Control Offer" (as defined in the Company Indenture) upon the consummation of the Offer.

                  SECTION 4.06. Subsidiaries.

                  (a) Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so would not have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their jurisdictions of organization are set forth in Section 4.06 of the Company Disclosure Letter.

                  (b) Each Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

                  (c) Except as disclosed in Section 4.06 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

                  SECTION 4.07. SEC Reports; Disclosure Controls and Procedures.
(a) Since January 1, 2001, the Company and its Subsidiaries have timely filed all forms, reports, statements and other documents required to be filed with the SEC, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company Reports"). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company Reports (including any financial statements or schedules included or incorporated by reference therein) (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Company's Knowledge, the Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service other than the NYSE. No Subsidiary of the Company is subject to periodic reporting requirements of Section 13 or 15 of the Exchange Act or is otherwise required to file documents with the SEC or any securities exchange or quotation service or, to the Company's Knowledge, any foreign Governmental Entity that performs a similar function to that of the SEC.

                  (a) The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Company's Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely fashion alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

                  SECTION 4.08. Financial Statements; Undisclosed Liabilities.

                  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company Reports, including reports on Forms 10-K and 10-Q, as of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange
Act), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be materially adverse to the Company). The books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and all other legal and accounting requirements.

                  (b) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, inchoate or otherwise (collectively, "Liabilities"), other than (i) Liabilities disclosed and provided for in the consolidated balance sheet of the Company as of December 31, 2003 set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 or in the notes thereto, (ii) Liabilities incurred since December 31, 2003 in the ordinary course of business that would not have, individually or in the aggregate, a Company Material Adverse Effect and (iii) other Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) Except as set forth in Section 4.08 of the Company Disclosure Letter, as of the date hereof, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company Reports that are not reported or set forth in the Annual Meeting Proxy Statement.

                  SECTION 4.09. Proxy Statement; Offer Documents; Schedule TO;
         Schedule 14D-9.

                  (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of the Company (the "Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this
Section 4.09(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

                  (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

                  (c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 4.10. Absence of Certain Changes. Except as disclosed in Section 4.10 of the Company Disclosure Letter, since December 31, 2003 (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (ii) there has not been any event or events having, individually or in the aggregate, a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries have taken any action that would have been prohibited had Sections 6.01(a), (b), (c), (d), (f) (h) (with respect to clause (h) only, to the extent that such actions are other than in the ordinary course of business consistent with past practice), (i), (j) (k), (l), (n) (with respect to clause (n) only, without regard to consent and other than in the ordinary course of business consistent with past practice) and (q) been in effect as of December 31, 2003.

                  SECTION 4.11. Litigation. Except as described in Section 4.11 of the Company Disclosure Letter, there is no action, suit, investigation or proceeding (collectively, "Legal Actions") pending against or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or to the Knowledge of the Company, any present or former officer, director or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any court or arbitrator or any Governmental Entity, which would have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Order of any court or arbitrator or any Governmental Entity outstanding against the Company or any of its Subsidiaries which would have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.12. Employee Benefit Plans; Employee Relations.

                  (a) Section 4.12 of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA Section 3(37)), and any material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company may have any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Benefit Plans." Where appropriate all references to the "Company" in this Section 4.12 shall refer to the Company and any employer that would be considered a single employer with the Company under
Section 414(b), (c), (m) or (o) of the Code.

                  (b) The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to Parent true and complete copies of:
(i) all Benefit Plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent Form 5500 and attached schedules, annual audited financial statement and actuarial valuation report; (v) if the Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination letter received from the Internal Revenue Service ("IRS"); and (vi) all material communications with any governmental entity or agency (including the Pension Benefit Guaranty Corporation ("PBGC") and the IRS) given or received within the past year.

                  (c) No Benefit Plan is subject to either Code Section 412 or Title IV of ERISA and the Company has not sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA within the last six years.

                  (d) Except as set forth in Section 4.12(d) of the Company Disclosure Letter and except for matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Benefit Plan is in material compliance with all applicable laws and regulations, (ii) each Benefit Plan which is intended to qualify under Code Section 401(a) has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified, (iii) each Benefit Plan that requires registration with a relevant government body has been so registered and (iv) there are no actions, liens, suits or claims pending or, to the Company's Knowledge, threatened (other than routine claims for benefits) with respect to any Benefit Plan.

                  (e) Except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (within the meaning of Code Section 4980B) and at the expense of the employee or former employee, and except as set forth in
Section 4.12(e) of the Company Disclosure Letter, the Company has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee.

                  (f) Except as set forth in Section 4.12(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment,
(ii) except as set forth in Section 3.08(a), accelerate the time of payment or vesting, or increase the amount, of any compensation due to any current or former employee of the Company or (iii) to the Company's Knowledge, constitute or involve a non-exempt prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) that would have, individually or in the aggregate, a Company Material Adverse Effect.

                  (g) No Benefit Plan is a "multiemployer plan" or "multiple employer plan" within the meaning of the Code or ERISA or the regulations promulgated thereunder.

                  (h) Section 4.12(h) of the Company Disclosure Letter sets forth the number of employees in the aggregate, the number of full-time personnel and the number of contract workers of the Company as of the close of business on April 14, 2004. Except as disclosed in Section 4.12(h) of the Company Disclosure Letter, none of the employees of the Company is represented by a union, and, to the Company's Knowledge, no union organizing efforts have been conducted within the last three years or are now being conducted. Except as disclosed in Section 4.12(h) of the Company Disclosure Letter, the Company does not currently have, nor to the Company's Knowledge, is there now threatened, any strike, picket, work stoppage, work slowdown or other organized labor dispute.

                  (i) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act") that remains unsatisfied or any liability or obligation that is material to the Company and its Subsidiaries, taken as a whole, under any similar state or local law that remains unsatisfied.

                  (j) Except as set forth in Section 4.12(j) of the Company Disclosure Letter or otherwise in the ordinary course of business consistent with past practice and not in connection with, or in anticipation of or otherwise related to, the Offer, the Merger and the transactions contemplated hereby, since January 1, 2003, neither the Company nor any Subsidiary has entered into any new, or modified or amended any existing employment agreement or Benefit Plan.

                  (k) Neither the Company nor any Benefit Plan, nor, to the Company's Knowledge, any "disqualified person" (as defined in Code Section 4975) or any "party in interest" (as defined in ERISA Section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) that would have a Company Material Adverse Effect.

                  SECTION 4.13. Taxes. Except as set forth in Section 4.13 of the Company Disclosure Letter:

                  (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed. The Company and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and the Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the Effective Time.

                  (b) The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

                  (c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

                  (d) No audit or Proceeding by any Governmental Entity is pending with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Entity has given written notice of its intention to audit, commence any Proceeding relating to Taxes or assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company Reports filed with SEC prior to the date hereof.

                  (e) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

                  (f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement relating to the sharing, allocation or indemnification of Taxes (collectively, "Tax Sharing Agreements") or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation Section 1.1502 6, Treasury Regulation Section 1.1502 78 or any similar state, local or foreign laws, as a transferee or successor, or otherwise.

                  (g) The Company and its Subsidiaries have each withheld, if required by law, from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Governmental Entity, proper and accurate amounts in all material respects in compliance with all Tax withholding and remitting provisions of applicable Laws.

                  (h) Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or

"series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                  (i) Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Entities, has been so reported.

                  (j) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

                  (k) There is no contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.

                  (l) There is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of its Subsidiaries by reason of Section 280G of the Code.

                  (m) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) a "confidential tax shelter" within the meaning of Treasury Regulation Section 301.6111-2(a)(2) or (iii) a "potentially abusive tax shelter" within the meaning of Treasury Regulation Section 301.6112-1(b).

                  (n) The net operating loss carryforwards of the Company and its Subsidiaries (the "NOLs") are not subject to any limitation under Section 382 or 384 of the Code or otherwise (other than limitations incurred in connection with transactions contemplated by this Agreement). There are no Proceedings pending and no Governmental Entity has given written notice of its intention to audit or commence any Proceeding with respect to or in limitation of the NOLs, including any limitations under Sections 382 or 384 of the Code.

                  SECTION 4.14. Finders and Investment Bankers. Except for Petrie Parkman and JPMorgan, whose fees will be paid by the Company pursuant to an engagement letter with each, true and complete copies of which have previously been provided to Parent, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to fee or commission in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding to pay any fee or commission to any investment banker, broker, finder or other intermediary on behalf of any significant stockholders of the Company in their capacity as stockholders of the Company in connection with the transactions contemplated by this Agreement.

                  SECTION 4.15. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of JPMorgan to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent or its affiliates) is fair to such holders from a financial point of view.

                  SECTION 4.16. Vote Required. The only vote of the holders of any class or series of Company capital stock, if any, necessary to approve or adopt the Merger is the affirmative vote of the holders of a majority of the outstanding Shares and no other vote of the holders of any class or series of the capital stock of the Company is necessary to approve the other transactions contemplated hereby.

                  SECTION 4.17. Anti-takeover Plan; State Takeover Statutes.

                  (a) Except for the Company Rights Agreement, neither the Company nor any Subsidiary of the Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. A correct and complete copy of the Company Rights Agreement, together with all amendments thereto, as in effect on the date hereof, has been filed with the SEC.

                  (b) The Board of Directors of the Company has taken all necessary action (including any amendment thereof) under the Company Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer under this Agreement), the consummation of the Merger or any other transaction contemplated hereby will cause (i) the Rights to become exercisable under the Company Rights Agreement or to separate from the stock certificates to which they are attached, (ii) a "flip-in" (as referenced in the Company Rights Agreement) or Share Acquisition Date (as defined in the Company Rights Plan) to occur, or (iii) Parent, Merger Subsidiary or any of their Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Agreement). The Company Rights Agreement, as so amended, has not been further amended or modified. The Company Rights Agreement will expire immediately prior to the Effective Time; and the Company Rights Agreement, as so amended, has not been further amended or modified.

                  (c) Prior to the date hereof, the Board of Directors of the Company has taken all necessary action to ensure that the restriction on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement. To the Company's Knowledge, no "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws and regulations applies or purports to apply to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

                  SECTION 4.18. Environmental Matters. Except as set forth in the Company Reports filed with the SEC prior to the date of this Agreement or in
Section 4.18 of the Company Disclosure Letter and except for those matters that would not have, individually or in the aggregate, a Company Material Adverse
Effect:

                  (a) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, their respective predecessors, if any, have been operated, and are, in compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

                  (b) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

                  (c) None of the Company's and its Subsidiaries' owned or, to the Knowledge of the Company, leased real property is contaminated with any Hazardous Substances in concentrations or locations that require reporting or remediation under applicable Environmental Laws.

                  (d) There are no claims, notices, civil, criminal or administrative actions, suits, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation of or otherwise subject to liability under applicable Environmental Laws.

                  (e) To the Knowledge of the Company, the Company and its Subsidiaries have not been advised by the owner of any contiguous property or by any third party of any objections as to the manner in which the Company and its Subsidiaries or any occupant has used or presently operates the Oil and Gas Interests, or of any environmental contamination emanating from the Oil and Gas Interests, nor has the Company and its Subsidiaries been advised by any third party of its intention to institute a claim or action against the Company and its Subsidiaries with respect to any such alleged environmental contamination.

                  (f) There has been no release into the environment of, nor exposure of any person or property to, Hazardous Substances in connection with the properties and operations of the Company or any of its Subsidiaries that is reasonably likely to give rise to any material claim for remediation, damages or compensation.

                  (g) Except as specifically related to the Company's or any of its Subsidiaries' permitted oil and gas operations, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned or operated by the Company or any of its Subsidiaries. Any pit, tank or storage container containing Hydrocarbons or related oil and gas exploration and production waste used in connection with the Company's or any of its Subsidiaries' oil and gas operations has been properly permitted with the appropriate Governmental Entities and is not in violation of applicable Environmental Laws, and neither the Company nor its Subsidiaries has any Knowledge of any spill or release or leak from such pits, tanks or containers that has not been reported or remediated to the extent required by applicable Environmental Laws.

                  SECTION 4.19. Real Property; Ownership of Premises.

                  (a) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.19 and Section 4.29 apply), (i) the Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Encumbrances or those Liens that would not have a Company Material Adverse Effect, and (iii) all buildings, fixtures and improvements included in such property are in reasonably adequate condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.19 and Section 4.29 apply), (i) the Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their business, and such properties and assets, are free and clear of any Liens, except for Permitted Encumbrances, those Liens as are set forth in Section 4.19 of the Company Disclosure Letter or those Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) all tangible personal property, fixtures, facilities, machinery and equipment of the Company and its Subsidiaries are in reasonably adequate condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (c) The Company or its Subsidiaries have Good and Marketable Title to the Oil and Gas Interests except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (d) Set forth in Section 4.19 of the Company Disclosure Letter is certain information regarding the Leases ("Lease Summary"). As of March 31, 2004, the Lease Summary is a fair summary in all material respects of the information set forth therein.

                  SECTION 4.20. Compliance with Laws; Government Approvals.

                  (a) The Company and each of its Subsidiaries is and at all times since January 1, 2001 has been in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, Order, permit, license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or effected, except for failures to comply or violations (i) that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect or (ii) that have not resulted or would not reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole).

                  (b) Except for such exceptions that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, Orders and approvals from Governmental Entities that are necessary or required for the operation of the business of the Company and its Subsidiaries taken as a whole (collectively, the "Company Permits"), (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits and (iii) no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

                  SECTION 4.21. Insurance. The Company and its Subsidiaries maintain policies or binders of insurance with reputable insurance companies covering such risk, and events, including personal injury, property damage and general liability in amounts the Company believes is reasonably adequate in all material respects for its business and operations.

                  SECTION 4.22. Absence of Sensitive Payments. To the Company's Knowledge, none of the Company, or any Subsidiary or Affiliate or any officer or director of any of them acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "Payment") to or for the private use of any governmental official, employee, agent or candidate where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment which, with respect to each of clauses (i), (ii) and (iii) of this Section 4.22, (A) have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect or that have not resulted or would not reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole), (B) if not given in the past, would have had a Company Material Adverse Effect or (C) if it had not continued in the future, would have had a Company Material Adverse Effect.

                  SECTION 4.23. Contracts.

                  (a) Except as set forth in Section 4.23 of the Company Disclosure Letter, there is no contract, agreement or understanding that is material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that is required to be described in or filed as an exhibit to any Company Report that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be (any such contract, agreement or understanding, a "Company Material Contract"). Except as would not individually or in the aggregate have a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and is in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, the other party or parties thereto, in each case in accordance with its terms, other than any Company Material Contract which is by its terms no longer in force or effect and except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to general principles of equity. Except to the extent any of the following would not individually or in the aggregate have a Company Material Adverse Effect, the Company is not in violation or breach of or in default under any Company Material Contract, nor to the Company's Knowledge is any other party to any such contract, agreement or understanding.

                  (b) Except as set forth in Section 4.23 of the Company Disclosure Letter and for documents filed or listed as exhibits to the Company Reports filed with the SEC subsequent to December 31, 2003 and prior to the date hereof, as of the date hereof neither the Company nor any of its Subsidiaries is a party to or bound by any (a) contract, agreement or arrangement (including any lease of real property) (i) materially restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to compete in or conduct any line of business or to engage in business in any significant geographic area, except for area of mutual interest agreements entered in connection with prospect reviews and similar arrangements entered into in the ordinary course of business, (ii) relating to indebtedness for borrowed money providing for payment or repayment in excess of $10.0 million,
(iii) relating to any material joint venture, partnership, strategic alliance or similar arrangement (other than agreements relating to joint operation, development and exploration entered into in the ordinary course of business), (iv) requiring the Company or any of its Subsidiaries to register for resale under the Securities Act any securities of the Company or any of its Subsidiaries, (v) relating to the disposition or acquisition of material assets not in the ordinary course of business, (vi) containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any Subsidiary (or after the Merger, Parent or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties or (vii) providing for "performance guarantees" or contingent payments by the Company or any of its Subsidiaries, in each case involving more than $2.5 million over the term of the relevant contract, or (b) financial derivatives master agreements, confirmation, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities.

                  (c) Except as would not individually or in the aggregate have a Company Material Adverse Effect, consummation of the transactions contemplated hereby, including the Offer and the Merger, will not have an adverse impact on any hedging or production sales, processing, refining or transportation contracts or agreements to which the Company or any of its Subsidiaries is a party.

                  SECTION 4.24. Regulation as a Utility.

                  (a) Neither the Company nor any of its Subsidiaries is subject to regulation as a natural gas distribution utility.

                  (b) Neither the Company nor any of its Subsidiaries is currently subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act or as a "natural gas company" under the Natural Gas Policy Act of 1978, as amended (the "NGPA"), or is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or in any foreign country.

                  SECTION 4.25. Intellectual Property.

                  (a) The Company and its Subsidiaries own, or otherwise possess the valid right to use, all patents, trademarks, trade names, service marks, Internet domain names, copyrights, and any applications therefor, computer software programs or applications ("Intellectual Property") that are necessary to conduct of business of the Company or its Subsidiaries as currently conducted (collectively, the "Company Intellectual Property"), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) To the Knowledge of the Company, the conduct of the Company's and its Subsidiaries' business or use of the Company Intellectual Property, products or services does not infringe upon or otherwise violate any Intellectual Property rights any other Person, except for such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 4.26. Hedging; Hydrocarbon Sales and Balancing

                  (a) Except as would not individually or in the aggregate have a Company Material Adverse Effect, Section 4.26 of the Company Disclosure Letter identifies and accurately summarizes each Derivative Transaction (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) to which the Company or any of its Subsidiaries is a party, or from or under which the Company or any of its Subsidiaries derives any economic benefit or has any economic exposure, in each case as of the date of the Company Disclosure Letter or such other date as may be set forth therein.

                  (b) Except as would not individually or in the aggregate have a Company Material Adverse Effect and except as set forth in Section 4.26 of the Company Disclosure Letter, as of the date hereof or such other date as may be set forth therein, (i) no Hydrocarbons attributable to the Oil and Gas Interests are subject to a sales contract (other than division orders, transfer orders or gas sales or purchase contracts (in each case) that is not terminable on 60 days or less notice without payment of penalty or premium), (ii) no Person has a call upon, option to purchase or a similar right with respect to production from the Oil and Gas Interests which is exercisable at a price below the fair market price for such production in the area involved, (iii) neither the Company nor any of its Subsidiaries has taken or received volumes of Hydrocarbons under any gas balancing or similar agreements or arrangements that permit any Person thereafter to receive any portion of the interest of the Company or any of its Subsidiaries in Hydrocarbons to "balance" any disproportionate allocation of Hydrocarbons, except as would not have a Company Material Adverse Effect, and
(iv) neither the Company nor any of its Subsidiaries has received or accrued any material "take-or-pay," advance or similar payments in lieu of deliveries of Hydrocarbons that entitle the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore. With respect to clauses (iii) and (iv) there have been no changes in the Company's or its Subsidiaries' positions between such date or dates and March 31, 2004.

                  SECTION 4.27. Agreements with Regulatory Agencies. None of the Company or any of its Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity (each, a "Company Regulatory Agreement") that restricts the conduct of its business in any material respect. None of the Company or any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Company Regulatory Agreement.

                  SECTION 4.28. Ryder Scott Report. The Company has furnished to Parent a true and complete copy of the Ryder Scott Company, L.P. reserve report dated as of December 31, 2003 (the "Ryder Scott Report"). The Ryder Scott Report was prepared or reviewed by an independent engineering firm engaged by the

Company using registered professional engineers. The Ryder Scott Report was prepared in all material respects in accordance with SEC guidelines. All factual, non-interpretative data on which the Ryder Scott Report was based for purposes of estimating Hydrocarbon reserves was true and correct in all material respects. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production in the ordinary course of business, there has been no material change in the estimated volumes of Hydrocarbon reserves set forth in the Ryder Scott Report since the dates of such report.

                  SECTION 4.29. Status and Operation of Oil and Gas Properties.

                  (a) The Leases that comprise the Oil and Gas Interests are (i) in full force and effect in accordance with their respective terms, (ii) all royalties, rentals and other payments due under the Leases have been properly and timely paid and (iii) there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, except where the failure of such Leases to be in full force and effect in accordance with their terms, or the pendency of such requests or demands, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Materially Adverse Effect. Except as would not individually or in the aggregate have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is in breach of any of its obligations under any Lease.

                  (b) Except as would not individually or in the aggregate have a Company Material Adverse Effect, the Oil and Gas Contracts of the Company and any of its Subsidiaries are (i) in full force and effect in accordance with their respective terms and (ii) are in form and substance considered conventional within the oil and gas industry. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is in breach of any of its obligations under any such Oil and Gas Contract, nor to the Company's Knowledge, is any other party to such Oil and Gas Contract in breach of any of its obligations thereunder.

                  (c) To the Knowledge of the Company, all pipelines, gathering systems, plants or other material facilities owned or used by the Company or any of its Subsidiaries are located on rights-of-way or on real property, permits or licenses owned or leased by the Company and its Subsidiaries, except where the failure to be so located would not have a Company Material Adverse Effect.

                  (d) Except as would not have a Company Material Adverse Effect, no Person has asserted in writing that the Company's or its Subsidiaries' ingress or egress to or from any facility, plant, building or structure that is material to the operation of the Oil and Gas Interests infringes on the property or other rights of such Person.

                  (e) Except as would not have a Company Material Adverse Effect, every well included in the Oil and Gas Interests has been drilled and completed in material compliance with applicable law, and within the boundaries covered by the Oil and Gas Properties or within the limits otherwise permitted by contract, pooling or unit agreement and by law. No well located on the Oil and Gas Interests is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of applicable laws or Orders of any Governmental Entity, which would prevent such well from being entitled to its full legal and regular allowable, from and after the date hereof as prescribed by any Governmental Entity. All producing wells, facilities, tangible personal property, fixtures, machinery and equipment included in the Oil and Gas Interests have been maintained in all respects in a state of repair so as to be adequate for normal operations except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  (f) With respect to all Oil and Gas Interests operated by the Company or its Subsidiaries, except as would not individually or in the aggregate have a Company Material Adverse Effect, no non-operating owners have advised the Company or any of its Subsidiaries in writing of any material objection to the manner in which the Company or its Subsidiaries have operated, or of any non-operating owners' intent to conduct an audit in accordance with applicable Leases or Oil and Gas Contracts, including any joint operating agreement or the accounting procedures attached thereto.

                  (g) To the extent applicable and except as would not individually or in the aggregate have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the appropriate state and federal agencies all necessary applications for well determination under the NGPA, (ii) the Company and its Subsidiaries have complied with all rules and regulations of the FERC, (iii) any such required applications have been approved by the indicated state and federal agency and by FERC, (iv) for any well eligible for tax credits under Section 29 of the Code, the Company and its Subsidiaries have received the appropriate FERC determination and (v) no further applications are required under any FERC regulation, or any state or local governmental regulation to allow the legal sale of all gas produced by the Company and its Subsidiaries consistent with past practices.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

         Parent represents and warrants to the Company that:

                  SECTION 5.01. Corporate Existence and Power. Parent is a corporation and duly incorporated and is validly existing under the laws of Canada, and has all requisite power and authority to own, lease and operate its properties and carry on its business substantially as now conducted by it and is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business, and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. The copies of the charter and bylaws of the Parent and Merger Subsidiary that have been made available to the Company are complete and correct and in full force and effect.

                  SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within Parent's and Merger Subsidiary's corporate power and authority and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly authorized, executed and delivered by Parent and Merger Subsidiary and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. Each of Parent, Plaza Acquisition I Corp., a Delaware corporation ("Plaza Acquisition"), in its capacity as sole stockholder of Merger Subsidiary, and the Board of Directors of Merger Subsidiary has adopted and approved this Agreement and declared the Merger advisable and no further corporate or stockholder action is required on the part of Parent, Plaza Acquisition or Merger Subsidiary in connection with the consummation of the Merger other than the filing of the Certificate of Merger as contemplated by this Agreement.

                  SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by, or filing with or notification to, any Governmental Entity other than (i) filing of appropriate merger documents in accordance with the DGCL, (ii) compliance with any applicable requirements of the HSR Act, the Competition Act, the Exchange Act, the Securities Act and any applicable state securities or "blue sky" laws, (iii) consents, authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of interests in Oil and Gas Properties and (iv) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect.

                  SECTION 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Parent, Plaza Acquisition or Merger Subsidiary or other organizational documents of Parent or Merger Subsidiary,
(ii) assuming compliance with the matters referred to in Section 5.03, conflict with or result in a violation or breach of any provision of any material law or Order binding upon or applicable to Parent, Plaza Acquisition or Merger Subsidiary or any of their respective material assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Parent, Plaza Acquisition or Merger Subsidiary) of, or under any provision of any agreement or other instrument to which Parent, Plaza Acquisition or Merger Subsidiary is a party or that is binding upon Parent, Plaza Acquisition or Merger Subsidiary or their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent, Plaza Acquisition or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Parent, Plaza Acquisition or Merger Subsidiary, except for any occurrences or results referred to in clauses (iii) and (iv), that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                  SECTION 5.05. Disclosure Documents.

                  (a) Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 5.05(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

                  (b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

                  (c) None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 5.06. Financing. Parent has sufficient funds (through existing credit arrangements or a signed commitment letter) to (a) pay the Offer Price pursuant to the Offer and (b) pay the Merger Consideration pursuant to the Merger.

                  SECTION 5.07. No Ownership of Shares. Neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

                                   ARTICLE VI

                                    COVENANTS

                  SECTION 6.01. Conduct of the Company. Except as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Letter, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business, including continuing to explore, develop and drill and complete oil and gas wells, in all material respects in the ordinary course consistent with past practice, and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties in all material respects and to keep available the services of their present officers and key employees. Except as otherwise expressly approved in writing by Parent, as expressly contemplated or specifically permitted by this Agreement or as set forth in
Section 6.01 of the Company Disclosure Letter, and without limiting the generality of the foregoing, from the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01:

                  (a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its Certificate of Incorporation (other than as disclosed in the Annual Meeting Proxy Statement, the proposed increase in the number of the Company's authorized Common Shares to 100,000,000) or Bylaws or comparable charter or other organization documents or the terms of any outstanding security;

                  (b) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire or lease (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, other than in the case of clause (i) or (ii) in amounts that are immaterial to the Company and its Subsidiaries taken as a whole or are in the ordinary course of business consistent with past practice;

                  (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material properties or assets, or stock or other ownership interests in any of its properties or Subsidiaries other than
(i) in the ordinary course of business substantially consistent with past practice, (ii) pursuant to any agreements existing as of the date hereof which are set forth in Section 6.01(c) of the Company Disclosure Letter, (iii) any Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (iv) such mechanics and similar Liens, if any, as do not materially detract from the value of any of such properties, assets, stock or ownership interests or materially interfere with the present use of any of such properties or assets and (v) a sale by the Company of the Sauer Drilling Company or any of its properties or assets pursuant to an agreement containing terms and conditions (including price) reasonably satisfactory to Parent (the "Sauer Sale"); provided that it is understood and agreed that no Sauer Sale shall occur unless Parent shall have given its consent thereto, which consent shall not be unreasonably withheld or delayed;

                  (d) the Company shall not and shall not permit any of its Subsidiaries to declare, set aside, or pay any dividends or make any distributions on shares of capital stock other than dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary;

                  (e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any Company Subsidiary Securities, or any security convertible into or exercisable for either of the foregoing other than the issuance of (x) Shares upon the exercise of Company Stock Options that have been granted prior to the date of this Agreement and (y) Company Stock Options granted with per share fair market value "strike" or exercise prices to newly hired employees in amounts consistent with past practice and not in the aggregate covering more than 25,000 Common Shares,
(ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries or (iii) except as disclosed in Section 4.05 of the Company Disclosure Letter, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (f) except in connection with the Sauer Sale, the Company shall not (i) enter into, or amend, modify, or terminate, or make any commitment in respect of, any Company Material Contract except in the ordinary course of business consistent with past practice or (ii) enter into any agreement or arrangement that limits or otherwise restrains the Company or any of its Subsidiaries from competing in or conducting any line of business or engaging in business in any significant geographic area, except for area of mutual interest agreements entered in connection with prospect reviews and similar arrangements, in each case entered into in the ordinary course of business;

                  (g) (i) the Company shall not, and shall not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its existing line of credit for working capital purposes and the endorsement of checks in the normal course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

                  (h) except as may be required by applicable law or existing contract set forth in Section 6.01(h) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to its officers, directors or key employees, (ii) grant any severance or termination pay to officers, directors or key employees, (iii) enter into, modify or amend any employment, severance or consulting agreement with any stockholder or current or former director, officer or other employee of the Company or any Subsidiary or (iv) establish, adopt, enter into or amend in any material respect, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

                  (i) except as may be required as a result of a change in law or in GAAP or a change in order to comply with SEC requirements, the Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect any of its accounting policies or its procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (j) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or make any contract or commitment (including in respect of capital expenditures) or series of related contracts or commitments involving payments in excess of the amount in the Company's 2004 capital expenditures plan previously provided to Parent;

                  (k) the Company shall not, and shall not permit any of its Subsidiaries to, fail to timely meet its royalty payment obligations in connection with its Oil and Gas Interests to the extent any such failure(s) would have a Company Material Adverse Effect;

                  (l) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent shall be determined based upon what is in the reasonable best interests of the Company, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any Derivative Transactions, or (ii) enter into any fixed-price commodity sales agreements with a duration of more than three months;

                  (m) the Company shall use its commercially reasonable efforts to ensure that it and each of its Subsidiaries keep or cause to be kept in force its material insurance policies (or substantial equivalents thereof);

                  (n) (i) except in the ordinary course consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, terminate any existing gas purchase, exchange or transportation contract, or
(ii) enter into any new contract for the supply, transportation, storage or exchange of gas or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within 30 days without penalty without the prior written consent of Parent, not to be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent shall be determined based upon what is in the reasonable best interests of the Company;

                  (o) the Company and its Subsidiaries will use their respective commercially reasonable efforts, in the ordinary course consistent with past practices, to: (i) develop, maintain and operate the Oil and Gas Interests in material compliance with applicable laws, regulations and Orders of any Governmental Entity, (ii) pay when due all rents and joint interest and other costs and expenses coming due and payable in connection with the Oil and Gas Interests, (iii) perform all of the covenants and conditions contained in the Leases and all Oil and Gas Contracts, (iv) maintain in full force and effect all Leases and other Oil and Gas Contracts, including any options included within such Contracts, (v) maintain all Company Permits in full force and effect, and
(vi) otherwise to act with respect to the Oil and Gas Interests in good faith and in accordance with the Company's best business judgment as if the transactions herein were not contemplated by the parties;

                  (p) the Company shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any material Legal Actions not covered by insurance, except to the extent such waivers, releases, assignments, settlements or compromises do not involve the payment of more than $5.0 million in the aggregate;

                  (q) the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                  (r) the Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of their respective Affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404, other than any transaction entered into in the ordinary course consistent with past practice and of the type and consistent with the scope of transactions previously entered into and described in the Annual Meeting Proxy Statement;

                  (s) the Company shall not, and shall not permit any of its Subsidiaries to, effectuate a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, other than in connection with the Sauer Sale;

                  (t) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

                  (u) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would result in the breach of any representation and warranty of the Company hereunder (except for representations and warranties made as of a specific date) such that Parent would have the right to terminate this Agreement pursuant to Section 8.01(d).

                  Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company's operations.

                  SECTION 6.02. Access to Information. From the date hereof until the Effective Time (or termination of this Agreement), the Company shall give Parent, its counsel, financial advisors, auditors and other authorized Representatives full access at reasonable times to the offices, properties, permits, files, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the operations, business and/or properties of the Company and its Subsidiaries, including in connection with any environmental assessment or assessments (which may include visual and physical inspections and testing); provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder and nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of law or any confidentiality agreement in effect as of the date of this Agreement. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement previously executed by or on behalf of Parent and the Company (the "Confidentiality Agreement"); provided, however, that notwithstanding anything to the contrary contained in the Confidentiality Agreement or this Agreement, nothing shall prohibit Parent or Merger Subsidiary from including, after prior consultation with the Company or its Representatives, in the Schedule TO, the Offer to Purchase, the other Tender Offer Documents or the Proxy Statement, any information that is required by law to be disclosed therein in connection with the purchase of Shares or the solicitation of proxies in connection with the Offer and the Merger, respectively.

                  SECTION 6.03. No Solicitation.

                  (a) From the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with Article VIII, except as specifically permitted in Sections 6.03(d), 6.03(f) or 6.03(g)(ii), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of its Subsidiaries to, or in response to a request therefor, give access to the Company Assets or the books and records of the Company or its Subsidiaries to, any Person that has made or, to the Knowledge of the Company, may be considering making any Acquisition Proposal; (iii) grant any waiver or release under any standstill or similar contract relating to the Shares or the Company or its Subsidiaries to which it or any of its Subsidiaries is a party, including the Company Rights Agreement; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any agreement in principle, arrangement, understanding or contract for any Acquisition Proposal

                  (b) The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company's obligations under this Section 6.03. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 6.03, including any failure of such Representatives to comply with any instructions referred to above, by any of such Representatives or any Affiliate of the Company shall be deemed to be a breach by the Company of this Section 6.03.

                  (c) The Company shall notify Parent as soon as practicable (but in any event within 24 hours) after receipt of (i) any Acquisition Proposal or indication from any Person that it intends to make, or is considering making, an Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the Company Assets or the books and records of the Company or its Subsidiaries by any Person that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent with the identity of such Person, a description of the material terms of such Acquisition Proposal or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request.

                  (d) Notwithstanding the foregoing, prior to the Acceptance Date, nothing in this Agreement shall prevent the Company or its Board of Directors from:

                           (i) engaging in discussions or negotiations with, or furnishing or disclosing any information relating to, the Company or any of its Subsidiaries or giving access to the Company Assets or the books and records of the Company or any of its Subsidiaries to, any Person who, after the date hereof, makes a bona fide written Acquisition Proposal not solicited after the date hereof in violation of the provisions herein set forth if (x) the Board of Directors has
         (A) acted in good faith and by a majority of the members of its entire Board of Directors, (B) determined, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (C) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws (in each case, taking into account any adjustments to the terms and conditions of this Agreement, the Offer or the Merger offered in writing by Parent in response to such Acquisition Proposal),
         (y) the Company enters into a confidentiality agreement with such Person provided that to the extent such Confidentiality Agreement is on terms and conditions materially more favorable to such Person than those contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to contain such materially more favorable terms; and

                           (ii) subject to compliance with Section 6.03(d)(i), entering into a definitive agreement providing for the implementation of or approving, endorsing or recommending an Acquisition Proposal, but only so long as (A) the Board of Directors, acting in good faith and by a majority of the entire Board of Directors, has (1) approved such definitive agreement, (2) determined, after consultation with its financial advisor, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal and (3) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws and (B) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 8.01(f).

                  (e) If the Company or any of its Subsidiaries or its or their Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this
Section 6.03, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person promptly after its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.

                  (f) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or (ii) enter into any agreement in principle or understanding or contract relating to an Acquisition Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 8.01(f).

                  (g) Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a),
Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the Board of Directors of the Company may withdraw, modify or amend the recommendation of the Offer, the Merger and this Agreement by the Board of Directors of the Company at any time if, in each case, it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws.

                  SECTION 6.04. Notices of Certain Events; Consultation.

                  (a) The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

                  (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Parent, threatened in writing which relate to the consummation of the transactions contemplated by this Agreement and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

                  (c) The Company shall notify Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any Company Reports after the date of this Agreement.

                  SECTION 6.05. Merger Subsidiary; Actions by Parent. Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement (including to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL) as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.01(d).

                  SECTION 6.06. Director and Officer Liability. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld or delayed). Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of the Company as provided in the Certificate of Incorporation or Bylaws or any agreement set forth in Schedule 6.06 of the Company Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof. For at least six years after the Effective Time, the Parent will cause Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall only be obligated to expend annual premiums during such period in excess of 200% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement, provided that if the annual premium for such insurance shall exceed such 200% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent shall, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.06.

                  SECTION 6.07. Employee Benefits. Parent will cause the Surviving Corporation to honor in accordance with their terms, the employment, severance, indemnification or similar agreements between the Company and certain employees and will maintain for one year the Company's Benefit Plans, in each case listed in Section 6.07 of the Company Disclosure Letter; provided, however, that nothing herein shall preclude Parent or any of its affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its Affiliates after the Effective Time.

                  SECTION 6.08. Taxes. From the date hereof until the Acceptance Date, the Company and its Subsidiaries shall:

                           (i) prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Acceptance Date ("Post-Signing Returns");

                           (ii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

                           (iii) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by it (or them) for which no Post-Signing Return is due prior to the Acceptance Date;

                           (iv) promptly notify Parent of any Proceeding pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Proceeding without Parent's prior written consent;

                           (v) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns;

                           (vi) not make any significant change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and

                           (vii) withhold, if required by law, from their respective employees, independent contractors, creditors, stockholders and third parties, and timely pay to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Acceptance Date in compliance with all Tax withholding and remitting provisions of applicable laws.

                  SECTION 6.09. Meeting of the Company's Stockholders. If required by applicable law in order to consummate the Merger, the Company acting through its Board of Directors shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company's stockholders (the "Stockholders Meeting") as promptly as practicable following the purchase of Shares in the Offer. At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable law). Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 6.03, the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger if a proxy statement is prepared and sent and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

                  SECTION 6.10. Proxy Statement. If required under applicable law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its commercially reasonable efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company's stockholders vote to approve the Merger and this Agreement unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with the provisions of Section 6.03.

                  SECTION 6.11. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  SECTION 6.12. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Offer or the Merger and, except as may be required by fiduciary duties, applicable law or any listing agreement with The

Toronto Stock Exchange or the New York Stock Exchange will not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 6.13. Customer Notifications. At any time after the Acceptance Date and from time to time thereafter as reasonably requested by Parent, the Company will permit Parent at Parent's expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; provided, however, that Company has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed.

                  SECTION 6.14. Defense of Litigation . Notwithstanding anything herein to the contrary, the Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

                  SECTION 6.15. Anti Takeover Plan; State Takeover Statutes. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.17) requested by Parent in order to render the Company Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement. If any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall take all reasonable actions to (a) ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or similar statute or regulation.

                  SECTION 6.16. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  SECTION 6.17. Filings; Other Actions. Subject to the terms and conditions herein provided, the Company and Parent shall use all commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Acceptance Date, and which consents, approvals, permits or authorizations are required to be obtained prior to the Acceptance Date from any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Parent and the Company shall promptly (but in no event more than ten Business Days) make their respective filings under the HSR Act and the Competition Act with respect to the Offer and the Merger and shall promptly thereafter make any other required submissions under the HSR Act and the Competition Act.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                           (i) if approval of the Merger by the holders of Shares is required by applicable law, this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL provided that Parent and Merger Subsidiary shall have voted all of their Shares in favor of the Agreement and the Merger;

                           (ii) no provision of any applicable law or Order of any Governmental Entity of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its commercially reasonable efforts, including appeals to higher courts, to have any Order lifted);

                           (iii) the conditions set forth in clause (x) and (y) of the first paragraph of Annex A shall have been satisfied; and

                           (iv) Merger Subsidiary shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

                                  ARTICLE VIII

                                   TERMINATION

                  SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent):

                  (a) by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if the Acceptance Date has not occurred on or before the Initial Outside Date; provided that if: (i) on or prior to the Initial Outside Date Parent or Merger Subsidiary shall have exercised their right to extend the Offer pursuant to Section 2.01(c)(iv) and the scheduled expiration date of the Offer after giving effect to such extension would occur after the Initial Outside Date, then the Initial Outside Date shall automatically be extended to the close of business on the Business Day immediately following the expiration date of the Offer as extended pursuant to
Section 2.01(c)(iv); or (ii) if on the Initial Outside Date all of the conditions set forth on Annex A shall have been satisfied other than the condition described in clause (g) thereon, then the Initial Outside Date shall automatically be extended for 30 days (provided further that the right to terminate this Agreement under this clause (b) shall not be available to any party whose willful failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to consummate the Offer by such date);

                  (c) by either the Company or Parent, if there shall be any applicable law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any Order of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such Order shall become final and nonappealable; provided, that the right to terminate this Agreement under this clause (c) shall not be available to any party who has not used its commercially reasonable efforts to have such Order lifted;

                  (d) prior to the Acceptance Date by (x) the Company if there has been a breach by Parent of any representation or warranty of Parent contained in this Agreement which would have a Parent Material Adverse Effect,
(y) Parent if there has been a breach of the representations and warranties or covenants or agreements of the Company contained in this Agreement such that the condition to the Offer set forth in clause (f) of Annex A would not be satisfied, or (z) by the Company if Parent shall not have performed in all material respects each obligation, agreement and covenant to be performed with by it under the Agreement, and in each of clauses (x), (y) and (z), such breach or failure to perform is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

                  (e) by Parent prior to the Acceptance Date, if, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations under Section 6.03,
(iii) the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement, the Offer or the Merger within ten Business Days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the Shares pursuant to Rule 14e-2 promulgated under the Exchange Act, (within ten Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Board of Directors of the Company recommends rejection of such Acquisition Proposal, (v) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 203 of the DGCL, (vi) the Board of Directors of the Company exempts any other Person under the Company Rights Agreement or (vii) the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

                  (f) by the Company prior to the Acceptance Date, if the Board of Directors of the Company shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 6.03; provided, however, that the Company may not terminate pursuant to this Section 8.01(f) unless (i) such Superior Proposal did not result from the Company's breach of Section 6.03, (ii) the Company's Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) during the three Business Day period after the Company's notice (the "Negotiation Period"), (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement; provided, that the Company shall not be required to comply with this clause (iii) if the next scheduled expiration date of the Offer is scheduled to expire on or before the third Business Day after the end of the Negotiation Period unless Parent agrees in writing to extend the Offer until 5:00 p.m. New York City time on the third Business Day after the end of the Negotiating Period and (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its independent financial adviser and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company's notice (including any subsequent amendments or modifications) continues to be a Superior Proposal, (iv) such termination is within three Business Days following the Negotiation Period, if any, and (v) no termination pursuant to this Section 8.01(f) shall be effective unless the Company shall simultaneously make the payment required by Section 9.04 together with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 9.04 and that such party waives any right it may have to contest any such amounts payable under Section 9.04;

                  (g) by the Company, if the Offer has not been commenced within ten Business Days following the date of this Agreement (except as a result of any material breach of this Agreement by the Company); provided that such right of termination shall have been exercised by the Company prior to the commencement of the Offer;

                  (h) by Parent or the Company if as the result of the failure of any of the conditions set forth in Annex A hereto, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions, if any, pursuant to Section 2.01(c)) without Merger Subsidiary having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(h) shall not be available to any party whose willful failure to fulfill any of its obligations under this Agreement has been the cause of such failure;

                  (i) by Parent, if, prior to the Acceptance Date, any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its Affiliates shall have acquired beneficial ownership of more than 15% of the Shares;

                  (j) by Parent if either the Chief Executive Officer or the Chief Financial Officer of the Company fails to provide the certifications required under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company required to be filed prior to the Acceptance Date at the time such report is required to be filed under the Exchange Act and such failure has or would be reasonably likely to have a Company Material Adverse Effect; or

                  (k) by Parent if, (i) on or prior to May 15, 2004 or July 15, 2004, as applicable, the Company shall have not publicly filed its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2004 or June 30, 2004, as applicable, (ii) at any time after the date hereof, there is any restatement of the Company's consolidated financial statements, or any material change to the Company's previously announced financial results, or (iii) the Company shall have filed with the SEC, or otherwise announced, one or more amendments to a Company Report in which the Company makes a downward restatement of the aggregate proved Hydrocarbon reserves of the Company and its Subsidiaries, taken as a whole, as of December 31, 2003, and any such failure to file, restatement, material change or downward adjustment, as applicable, has or would be reasonably likely to have a Company Material Adverse Effect.

                  SECTION 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from the willful
(i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a covenant hereof or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of this Section 8.02 and Article IX shall survive any termination hereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

            if to Parent or Merger Subsidiary, to:

            EnCana Corporation
            1800, 855 - 2nd Street SW
            P.O. Box 2850
            Calgary, Alberta T2P 2S5
            Telecopy:      (403) 645-4617
            Attention:     General Counsel

            with a required copy (which shall not constitute notice) to:

            Paul, Weiss, Rifkind, Wharton & Garrison LLP
            1285 Avenue of the Americas
            New York, New York  10019-6064
            Telecopy:      (212) 757-3990
            Attention:     Edwin S. Maynard, Esq.
                           Robert B. Schumer, Esq.

            if to the Company, to:

            Tom Brown, Inc.
            555 Seventeenth Street, Suite 1850
            Denver, Colorado 80202-3918
            Telecopy:      (303) 260-5001
            Attention:     Chief Executive Officer and President
                           General Counsel

            with a required copy (which shall not constitute notice) to:

            Vinson & Elkins LLP
            2300 First City Tower
            1001 Fannin
            Houston, Texas 77002-6760
            Telecopy:      (713) 758-2346
            Attention:     Jeffery B. Floyd, Esq.


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when received at the address specified in this Section

(or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

                  SECTION 9.02. Survival of Representations and Warranties and Agreements. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.02 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

                  SECTION 9.03. Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and (ii) after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders and each party's Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (y) any term of the Certificate of Incorporation of the Surviving Corporation or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding any provision of this Section 9.03 to the contrary, no provision of this Agreement may be waived by the Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.04. Fees and Expenses.

                  (a) Except as otherwise provided in this Section, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (b) The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, in accordance with Section 9.04(d), the sum of (x) Parent's Expenses (up to a maximum amount not to exceed $3.0 million) and (y) $80.0 million if:

                           (i) this Agreement is terminated pursuant to Section 8.01(e) or Section 8.01(f); or

                           (ii) this Agreement is terminated pursuant to Section 8.01(b) and, with respect to this clause (ii) only, at the time of such termination (w) the Minimum Condition has not been satisfied, (x) a bona fide Acquisition Proposal has been previously announced or made known to the Company or an offer commenced and (y) prior to the one year anniversary of such termination, the Company or any of its Subsidiaries (I) consummates any Acquisition Proposal regardless of whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (x) or (II) enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of any Acquisition Proposal (other than a capital raising transaction by the Company in the form of an underwritten public offering) regardless of whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (x) and shall consummate (whether before or after such one year anniversary) such Acquisition Proposal.

                  (c) Any amounts payable pursuant to Sections 9.04(b)(i) shall be payable as promptly as practicable following termination of this Agreement (but no more than three Business Days) and, if the Company is the party seeking to terminate this Agreement, as a condition thereto. Any amounts payable pursuant to Section 9.04(b)(ii) shall be payable promptly but in no event later than three Business Days after the last of the specified events has occurred; provided that for the avoidance of doubt, it is understood and agreed that the last specified event to occur in connection with any amount payable pursuant to
Section 9.4(b)(ii) shall be consummation of the applicable Acquisition Proposal.

                  (d) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 9.04, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 9.04, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank per annum in effect from time to time during such period, plus 4%.

                  SECTION 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

                  SECTION 9.06. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

                  SECTION 9.07. Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of Delaware or the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.01, such service to become effective ten days after such mailing.

                  SECTION 9.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 9.09. Entire Agreement. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.06, which are intended for the benefit of the Company's stockholders and former and present officers, directors, employees, respectively.

                  SECTION 9.10. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  SECTION 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  SECTION 9.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  SECTION 9.13. Limitations on Warranties.

                  (a) Except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary. Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

                  (b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

                  SECTION 9.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.



                            [Signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                     TOM BROWN, INC.



                                     By: /s/ James D. Lightner
                                         ---------------------------------------
                                         James D. Lightner
                                         Chairman of the Board,
                                         Chief Executive Officer and President


                                     ENCANA CORPORATION



                                     By: /s/ Gwyn Morgan
                                         ---------------------------------------
                                         Name: Gwyn Morgan
                                         Title: President and CEO


                                     By: /s/ Brian C. Ferguson
                                         ---------------------------------------
                                         Name: Brian C. Ferguson
                                         Title: Executive Vice President
                                                Corporate Development


                                    PLAZA ACQUISITION II CORP.



                                     By: /s/ Roger Biemans
                                         ---------------------------------------
                                         Name: Roger Biemans
                                         Title: President


                                     By: /s/ Eric Marsh
                                         ---------------------------------------
                                         Name: Eric Marsh
                                         Title: Vice President

                                     ANNEX A

Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or purchase or pay for any Shares, may postpone the acceptance for payment of Shares tendered pursuant to the Offer, and may terminate the Offer (in each case in accordance with the Agreement), if (w) the Minimum Condition (as defined below) shall not have been satisfied by the expiration date of the Offer, (x) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, (y) the applicable waiting period under the Competition Act shall not have expired or an advance ruling certificate pursuant to Section 102 of the Competition Act shall not have been issued by the Commissioner of Competition appointed under the Competition Act (the "Commissioner") or, in the alternative, a "no action letter" shall not have been issued by the Commissioner indicating that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act or (z) if any of the following conditions shall occur and be continuing as of any scheduled expiration date of the Offer:

                  (a) there shall be enacted, entered, enforced, promulgated or, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, deemed applicable to the Offer or the Merger any law or Order, other than the routine application of waiting period provisions of the HSR Act or the Competition Act, that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) restrains or prohibits Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or compels Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) imposes material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates effectively to exercise full rights of ownership with respect to the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates of any Shares or
(v) compels Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its Subsidiaries, taken as a whole; or

                  (b) (x) there shall be instituted or pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates of any Shares, (vi) seeking to compel Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its Subsidiaries, taken as a whole or (vii) that otherwise has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or (y) any proposal by any Governmental Entity shall be made that, if enacted, would reasonably be expected to have the effects described in clause (x) above (but only so long as, within 15 days of such proposal, the Governmental Entity seeking to effectuate such proposal institutes an action or proceeding with respect to such proposal); or

                  (c) a judgment shall be entered by a Governmental Entity imposing damages on the Company and its Subsidiaries and/or Parent and its Subsidiaries directly or indirectly relating to the transactions contemplated by this Agreement, including the Offer and the Merger, that has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect; or

                  (d) since December 31, 2003 there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has a Company Material Adverse Effect; or

                  (e) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

                  (f) (i) any of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein) shall not be true and correct in all material respects as of the date of this Agreement and as of such latter date, other than such representations and warranties that are made as of a specified date, which representations and warranties (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein) shall not be true and correct in all material respects as of such date, except where the failure or failures, individually or in the aggregate, of such representations and warranties to be true and correct in all material respects would not have a Company Material Adverse Effect, or (ii) any of the representations and warranties of the Company contained in Sections 4.03 (Governmental Authorizations), 4.04(i) (Non-Contravention) or 4.05 (Capitalization) shall not be true and correct in all material respects, as of the date of this Agreement and as of such latter date, other than such representations and warranties in the above referenced sections that are made as of a specified date, which representations and warranties shall not have been be true and correct as of such date in all material respects, or (iii) the Company shall not have performed in all material respects each obligation, agreement and covenant to be performed with by it under the Agreement; or

                  (g) any material limitation by any Governmental Entity in Canada that materially affects the extension of credit generally by lenders that regularly participate in the Canada market in loans to large corporations;

which, in the reasonable good faith judgment of Parent in any such case of clauses (a) through (g), and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; or

                  (h) this Agreement shall have been terminated in accordance with its terms.

For purposes of this Annex A, the term "Minimum Condition" means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all the securities of the Company entitled to vote in the election of directors or in a merger.

The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Merger Subsidiary and may, except as provided otherwise in
Section 2.01(a) of the Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.